Exhibit 10.24

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Date: July 1, 2015

To,

Mr. Bhisham Khare

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Sub: Employment Offer

Dear Mr. Khare,

The purpose of this letter (“Employment Letter”) is to confirm your offer as an employee (“Employee”) by Aeries Technology Solutions, lnc. (“Company”), a wholly owned subsidiary of Aeries Technology Solutions Private Limited, a Company incorporated in Mumbai, India (“Holding Company”).

1.	Appointment

(a)

The Company hereby appoints the Employee as Chief Operating Officer with the start date of July 1, 2015 and the Employee hereby accepts his appointment with the Company for providing the Services (as defined below) on the terms and conditions set out in this letter.

(b)

Employee is expected to attend the place of work of the Company which will be at the corporate office of the Company in United States of America or at any of the Branch/ subsidiary offices of the Holding Company in India/ worldwide as may be notified to the Employee from time to time by the Company.

(c)

The Employee shall at all times, act and perform the duties professionally and in line with the guidelines provided by the Company and shall work faithfully and diligently in the best interests of the Company shall and use best endeavours to promote the interest of the Company.

2.	Role and responsibilities

The Employee shall be responsible for providing the services to the Company as more particularly set out in Annexure A hereto (“Services”).

3.	Terms & Conditions

The Employee and the Company shall be bound by the terms and conditions more particularly set out in Annexure B hereto.

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If you are in agreement with the foregoing, please acknowledge your agreement by executing this letter.

Thank you.

Yours truly,

For Aeries Technology Solutions, Inc.		I agree and accept the above:

Sign:	/s/ Raman Kumar	Sign:	/s/ Bhisham Khare
Name:	Raman Kumar	Name:	Bhisham Khare
Designation:	Chairman	Date:	07/01/2015 (July 1, 2015)

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“Confidential Information” means any information, corporate data relating to the business or operations of the Company, which by its nature or content is identifiable as confidential and/or proprietary to the Company or which is provided or disclosed to the Employee in confidence during the course of his Offer/association with the Company and which the Company and/or any person acting on behalf of the Company may disclose or provide to the Employee.

3.	Conflict of Interest

Should the Employee become aware of any conflict of interest it will immediately notify Company of the same in writing.

4.	Non-Compete and Non-Solicitation

(a)	During the Term, the Employee shall devote all of his professional and business time, attention and energies to provide the Services.

During the Term, the Employee shall not hold any other professional, executive, managerial or directorial positions or responsibilities in or in relation to any entity other than the Company or its subsidiaries without the prior written approval of the Company save and except the Employee shall he permitted to devote a reasonable amount of time (not exceeding 10% of the Employee’s working time or 2 days per month) from the Employee’s working time, for the purpose of his personal causes with the prior approval of the Company.

(b)

The Employee undertakes, agrees and covenants with the Company that during the Term and for a period of 2 (two) year thereafter, he shall not, either personally or through an agent company or otherwise in any other manner, directly or indirectly :

(i)

carry on or participate (whether as a partner, shareholder, principal, agent, director, affiliate, employee or Employee) in any business and/or activity which is the same as, or similar to, the business of the Company and/or any of its subsidiaries: and/or

(ii)

except on behalf of the Company and/or its subsidiaries, solicit or influence or attempt to influence any client, customer or other Person to direct its purchase of the products and/or services of the Company and/or any of its subsidiaries to itself or any other person in competition with the business of the Company and/or any of its subsidiaries; and/or

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ANNEXURE-A

Services

The Employee will responsible for:

1.	Introduce and implement operational effectiveness programs

2.	Introduce and implement best in class operational reporting matrices for (a) management use and (b) clients.

3.	Work closely with the India Operations Head and the management team.

4.	Provide well reasoned recommendations related to operational and business strategies to the CEO and the Chairman of the Holding Company

5.	Implement strategic objectives as communicated by the CEO and/or Chairman of the Holding Company and work closely and in coordination with President of the Company.

6.	Maintain excellent client relationship.

7.	Ensure smooth interaction and workflow between clients and Company’s / Holding Company’s personnel.

8.	Attend client meetings and interact effectively.

9.	Attend meetings with proposed/potential clients and communicate effectively the Company’s /Holding Company’s business offerings.

10.	Ensure smooth, effective, efficient and timeline oriented client implementation schedules.

11.	Any other responsibilities that may be required by the Company from time to time

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ANNEXURE-B

Terms and Conditions

1.	Compensation & taxation

(a)

In consideration for the Services to be performed by Employee under this offer Letter, the Company shall pay to the Employee a yearly salary of $150,000 payable in monthly increments, less applicable withholdings and deductions according to company policy or as required by law.

(b)

Company-paid vacation of three (3) weeks plus holidays based upon the Company’s holiday schedule. Employee will eligible for benefits provided to similarly situated employees of the company. These benefits are subject to change at the discretion of the company. The Company’s benefits package will include family medical, dental and life insurance; a 401(k) retirement account: flexible spending account: vacation days and other benefits in accordance with Company policy. Employee participation is subject to the terms and conditions of the applicable plan(s).

(c)

The Company shall reimburse the Employee all out of pocket cost and expenses incurred by the Employee during the performance of the Services. Such reimbursement of cost and expenses shall be made by the Company within 2 weeks and will be subject to the Employee submitting to the Company necessary bills/invoices of the cost and expenses (if applicable).

(d)	In addition to the salary, the Company shall pay the Employee an annual bonus (“Annual Bonus”) which shall be calculated based on the following parameters:

•

5% of the net profit after tax of the Business as per the audited annual accounts. For the purpose year shall be defined as the financial year commencing April 1 and ending March 31. Further, the percentage share of net profit after tax shall be subject to revision by the Chairman based on the Employee performance. Further, for this purpose, Business shall mean the shared services business carried out by the Holding Company and such other activities that shall be specifically undertaken.

•	Free cash flows available as at 31 March of a financial year; and

•	Future requirements of funds for the Business.

The Annual Bonus shall be paid by the Company within 60 (sixty) days of the audited annual accounts for a financial year of the Business having been approved by the shareholders of the Company.

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2.	Confidentiality

(a)	During the Term and thereafter for a period of 2 (two) years, the Employee agrees, undertakes and covenants:

(i)	not to use the Confidential Information for any purpose other than for the purpose for which it is disclosed;

(ii)	to treat and safeguard the Confidential Information as strictly private and confidential;

(iii)	not to use, disclose or divulge, directly or indirectly, the Confidential Information in any manner to any third person other than on a “need to know” basis;

(iv)	to take all such steps as may be reasonably necessary to prevent Confidential Information from being disseminated or disclosed to unauthorized third Persons;

(b)

The Employee further agrees that in the event he is required to disclose the Confidential Information or make any press release or public announcement, pursuant to any requirement by operation of law or direction or order of a competent court or governmental authority, the Employee:

(i)	shall forthwith inform the Company prior to making such disclosure;

(ii)	shall undertake such steps to limit the extent of the disclosure to the extent permissible under law;

(iii)	shall afford the Company a reasonable opportunity, if possible, to intervene in such court proceedings; and

(iv)	shall comply with the Company’s requests as to the manner and terms of making any such disclosure.

(c)	All Confidential Information disclosed by the Company to the Employee or which otherwise comes to the knowledge of the Employee, is acknowledged by the Employee:

(i)	to be proprietary information of the Company; and

(ii)	not to confer any rights of whatsoever nature in such Confidential Information on the Employee.

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“Confidential Information” means any information, corporate data relating to the business or operations of the Company, which by its nature or content is identifiable as confidential and/or proprietary to the Company or which is provided or disclosed to the Employee in confidence during the course of his Offer/association with the Company and which the Company and/or any person acting on behalf of the Company may disclose or provide to the Employee.

3.	Conflict of Interest

Should the Employee become aware of any conflict of interest it will immediately notify Company of the same in writing.

4.	Non-Compete and Non-Solicitation

(a)	During the Term, the Employee shall devote all of his professional and business time, attention and energies to provide the Services.

During the Term, the Employee shall not hold any other professional, executive, managerial or directorial positions or responsibilities in or in relation to any entity other than the Company or its subsidiaries without the prior written approval of the Company save and except the Employee shall be permitted to devote a reasonable amount of time (not exceeding 10% of the Employee’s working time or 2 days per month) from the Employee’s working time, for the purpose of his personal causes with the prior approval of the Company.

(b)

The Employee undertakes, agrees and covenants with the Company that during the Term and for a period of 2 (two) year thereafter, he shall not, either personally or through an agent, company or otherwise in any other manner, directly or indirectly:

(i)

carry on or participate (whether as a partner, shareholder, principal, agent, director, affiliate, employee or Employee) in any business and/or activity which is the same as, or similar to, the business of the Company and/or any of its subsidiaries; and/or

(ii)

except on behalf of the Company and/or its subsidiaries, solicit or influence or attempt to influence any client, customer or other Person to direct its purchase of the products and/or services of the Company and/or any of its subsidiaries to itself or any other person in competition with the business of the Company and/or any of its subsidiaries; and/or

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(iii)

solicit or attempt to influence any person employed or engaged by the Company and/or any of its subsidiaries (whether as an employee. Employee, advisor or distributor or in any other manner) to terminate or otherwise cease such employment or Offer with the Company and/or any of its subsidiaries or become the employee of or directly or indirectly offer services in any form or manner to any other person which is a competitor of the Company and/or any of its subsidiaries; and/or

5.	Intellectual Property

The Employee hereby agrees and acknowledges that all intellectual property created or made or discovered by the Employee during the course of his Offer/association with Company and/or using the resources of the Company, relating to the business of the Company, shall be deemed to be “work made for hire” for the Company (under applicable law) and all the intellectual property rights thereto shall automatically vest in the Company, ab initio.

6.	Term and Termination

(a)	This Offer Letter shall be effective from the date of acceptance by the Employee (“Effective Date”)

(b)	Either the Company or the Employee shall be entitled to terminate this Offer Letter by one month prior written notice or payment of one month’s Fees.

7.	Governing law and Jurisdiction

(a)	This Offer Letter shall be governed by the laws of New York, New York State.

(b)	Subject to paragraph (c) below, courts in New York. New York State shall have exclusive jurisdiction.

(c)

The Employee will, in addition to this Offer letter, be required to execute a Partnership Agreement. Other than the terms contained in the Offer letter related to services and compensation, the Employee will be governed by the Partnership Agreement

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(d)

Any dispute, difference, controversy or claim between the Employee and the Company (each a “Disputing Party” and together the “Disputing Parties”) arising out of or relating to this Offer Letter (“Dispute”) shall upon the written request (“Request”) of the Disputing Party, be referred to an authorized representative identified by the Company for resolution. Such authorized representative shall promptly attempt to negotiate in good faith a resolution of the Dispute. In the event that such authorized representative is unable to resolve the Dispute within 30 (thirty) days from the date of the Request then the Dispute shall be resolved in accordance with the provisions of paragraph (d) below.

(e)

[In the event that the authorized representative is unable to resolve a Dispute as provided in paragraph (c) above, the Dispute shall be finally settled by a sole arbitrator appointed by the Company and the arbitration shall be governed by the provisions of the arbitration law applicable in the New York, New York State. The place of arbitration shall be New York, New York State and all the arbitration proceedings shall be conducted in the English language. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The costs of the arbitration shall be borne by the Disputing Parties in such manner as the arbitrator shall direct in its arbitral award.